UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 16, 2010

          AMERICAN BIO MEDICA CORPORATION

(Exact name of registrant as specified in its charter)

New York	0-28666	14-1702188
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

122 Smith Road, Kinderhook, NY	12106
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  518-758-8158

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events

On October 16, 2010, American Bio Medica Corporation (“ABMC”) voluntarily and temporarily suspended marketing and sale of its oral fluid drugs of abuse products in the workplace market. This decision on the part of ABMC was made in response to communications and interactions with the U.S. Food and Drug Administration (“FDA”) over the course of the last several months.

In July 2009, ABMC received a warning letter from FDA, which alleged that ABMC was marketing its point of collection oral fluid drug test, OralStat®, in workplace settings without marketing clearance or approval. Workplace and Government are ABMC’s primary markets, and it has been ABMC’s belief (based on advice from legal counsel) that marketing clearance from FDA is not required to sell ABMC drug tests in non-clinical (i.e. non medical) markets (such as workplace and criminal justice/law enforcement), but is required to sell ABMC products in the clinical and over-the-counter (consumer) markets. ABMC does not sell its oral fluid drug tests in clinical or over-the-counter (consumer) markets. In addition, there are many other oral fluid point of collection drug tests currently being sold in the workplace market by ABMC competitors, none of which have received FDA marketing clearance.

ABMC has communicated to FDA its belief that marketing clearance is not required in non-clinical markets; and that such belief is based upon legal advice from ABMC counsel. To date, FDA does not agree with ABMC’s interpretations of FDA regulations related to medical devices, and FDA continues to assert jurisdiction of drug testing performed in the workplace. Although ABMC does not concede that FDA has jurisdiction over drug testing when performed in the workplace, ABMC has informed FDA that ABMC is willing to file a marketing clearance application, however, ABMC has also communicated to FDA that specific technical and scientific e issues exist when attempting to utilize FDA’s draft guidance related to oral fluid point of collection drug tests. More specifically, that technical and scientific issues exist when trying to use the draft guidance for oral fluid drug tests because the draft guidance was written for urine drug tests. Although ABMC has met with FDA, to date, FDA has not provided the additional guidance ABMC has requested regarding the issues identified.  This has impacted ABMC’s ability to collect the data need to obtain marketing clearance, however ABMC continues to move forward with its efforts to collect the necessary supporting data and to obtain marketing clearance.

The cost of obtaining marketing clearance could be material and incurring such cost could have a negative impact on ABMC’s efforts to improve its performance and to achieve profitability. Furthermore, there can be no assurance that ABMC will obtain marketing clearance from FDA, especially since ABMC would be the first or one of the first companies to apply for such marketing clearance. ABMC’s point of collection oral fluid drug tests currently account for approximately 20% of ABMC sales; if ABMC continues to be unable to market and sell its point of collection oral fluid drug tests in the workplace market, this will negatively impact ABMC revenues.

Although ABMC is currently unaware of any additional changes in regulatory standards related to any of its markets, if regulatory standards were to further change in the future, there can be no assurance that FDA will grant ABMC appropriate marketing clearances required to comply with the changes, if and when ABMC applies for them. ABMC will continue to take the necessary actions that will enable ABMC to submit a marketing clearance application to FDA, and/or any additional actions that may be required to address the jurisdictional question raised by ABMC counsel.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN BIO MEDICA CORPORATION (Registrant)

Dated: October 21, 2010	By:	/s/ Melissa A. Waterhouse
Melissa A. Waterhouse
Vice President & Chief Compliance Officer
Corporate Secretary